Exhibit 99.1

RESCISSION AGREEMENT

This Rescission Agreement is made this 22nd February, 2016, by and among Cannabics Pharmaceuticals Inc., a Nevada corporation, and Cannabics Inc., Delaware Corporation;

WHEREAS, on October 7th, 2015, the two parties executed an Intellectual Property & Subsidiary Assignment and an Assignment & Assumption of Debt & Liabilities Agreement between them, as part of a restructuring of the Company;

WHEREAS, the parties hereto acknowledge the certain Engagement letter between Cannabics Pharmaceuticals and a Licensed Investment Firm for funding, which would inure to their mutual benefit;

WHEREAS, a condition within Agreement is the return of all said IP and the Israeli Subsidiary Grin Ultra, to the exact condition as was previous to said October 7th 2015 Agreements;

WHEREAS, the parties hereto acknowledge that a COMPLETE RESCISSION of the October 7th, 2015 transactions, arrangements is in their respective best interests, and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Rescission Effective immediately upon the execution of this Agreement, the aforementioned previous Intellectual Property & Subsidiary Assignment and an Assignment & Assumption of Debt & Liabilities Agreement between the parties shall be deemed fully RESCINDED; and the respective benefits, liabilities or obligations imposed under or by them shall be cancelled and made void and all described IP, assets and liabilities addressed in said Agreements shall revert back unencumbered as of the date of this Agreement.
2.	Entire Agreement. All prior statements, agreements, representations and warranties, if any, regarding the subject matter hereof, are totally superseded by and merged into this Agreement, which represents the final and sole agreement of the parties with respect to the matters which are the subject hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

/s/ Dr. Eyal Ballan	/s/ Itamar Borochov
Dr. Eyal Ballan, Director, CTO	Itamar Borochov, President
Cannabics Pharmaceuticals, Inc.	Cannabics, Inc.

Itamar Borochov, Director, CEO

Cannabics Pharmaceuticals, Inc.